Exhibit 4.39

AGREEMENT

This agreement (this “Agreement”), dated as of November 2, 2020, is being entered into by and between Evangelos Pistiolis (“EJP”) and TOP Ships Inc., a Marshall Islands corporation (“TOPS”).  EJP and TOPS are sometimes individually referred to in this Agreement as a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, TOPS has entered into bareboat charter agreements, dated November 3, 2020, with respect to the vessels Eco Bel Air and Eco Beverly Hills, with MIF II no. 7 K/S and MIF II no. 8 K/S (collectively “Navigare”) (the “Bareboat Agreements”) and South California Inc. and Malibu Warrior Inc., fully owned subsidiaries of TOPS (collectively the “SPVs”);

WHEREAS, in connection with the Bareboat Agreements, EJP has agreed to (i) guarantee the due and punctual performance of the obligations of the SPVs under the Bareboat Agreements and (ii) indemnify Navigare for certain losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by Navigare arising out of, or in connection with, the payment obligations and liabilities of the SPVs, in each case, upon the terms and subject to the conditions set forth in the Guarantee and Indemnity Agreements (the “Bareboat Charter Guarantees”), in substantially the form attached hereto as Exhibit A;

WHEREAS, in consideration for providing the Bareboat Charter Guarantees, TOPS shall (i) indemnify EJP for any liability incurred by EJP under the Bareboat Charter Guarantees and (ii) amend the Certificate of Designation setting forth the terms of TOPS’s Series D Preferred Stock, of which the Lax Trust, an irrevocable trust established for the benefit of certain family members of EJP, is the beneficial owner of all outstanding shares, to amend the terms of the voting rights provided thereby, which shall remain effective during the term of the Bareboat Charter Guarantees.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

1.	Bareboat Charter Guarantees. EJP hereby agrees to enter into the Bareboat Charter Guarantees.

2.

Indemnity. TOPS hereby agrees to indemnify EJP for any liability incurred by EJP under the Bareboat Charter Guarantees pursuant to an Indemnity Agreement to be entered into by and between EJP and TOPS, in substantially the form attached hereto as Exhibit B.

3.

Voting Power. TOPS hereby agrees to amend the Certificate of Designation governing the Series D Preferred Stock of TOPS to change the number of votes entitled to be cast per share, such that, during the term of the Bareboat Charter Guarantees and provided that the Lax Trust, directly or indirectly, owns or is the beneficial owner of all of the issued and outstanding shares of the Series D Preferred Stock, should the voting power of TOPS that is controlled by EJP and the Lax Trust, in aggregate (the “Combined Voting Power”), fall below a majority of the total voting power of TOPS (“Majority Voting Power”), then the votes per share of the Series D Preferred Stock shall be adjusted accordingly to ensure that the Combined Voting Power at any given time equals the Majority Voting Power, as more particularly set forth in the form of Amendment to the Certificate of Designation, attached hereto as Exhibit C.

4.

Governing Law. This Agreement, and all claims or causes of action that may arise out of or relate to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

5.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together will constitute one and the same agreement. A signed copy of this Agreement delivered by email, facsimile or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signature Page Follows)

IN WITESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Evangelos Pistiolis

Evangelos Pistiolis

Top Ships Inc.

By:
Name:	Alexandros Tsirikos
Title:	CFO/Director